     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1998

                                               REGISTRATION NO.  33-___________
-------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                 --------------

                                    FORM S-8


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                        THE SABRE GROUP HOLDINGS, INC.

            (Exact name of registrant as specified in its charter)


               DELAWARE                                   75-2662240
   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                  Identification Number)


                           4255 AMON CARTER BOULEVARD
                            FORT WORTH, TEXAS 76155

              (Address of registrant's principal executive offices)


                        THE SABRE GROUP HOLDINGS, INC.
                          DEFERRED COMPENSATION PLAN

                           (Full title of the plan)


           Michael J. Durham                      Andrew B. Steinberg, Esq.
 President and Chief Executive Officer         Senior Vice President, General
     The SABRE Group  Holdings, Inc.          Counsel and Corporate Secretary
       4255 Amon Carter Boulevard              The SABRE Group Holdings, Inc.
        Fort Worth, Texas 76155                  4255 Amon Carter Boulevard
             (817) 931-7300                       Fort Worth, Texas 76155
                                                       (817) 931-7300

           (Name, address, and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF SECURITIES               AMOUNT TO BE   OFFERING PRICE PER        AGGREGATE          AMOUNT OF
         TO BE REGISTERED                  REGISTERED       OBLIGATION (2)    OFFERING PRICE (2)   REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations (1)    $8,000,000.00          100%            $8,000,000.00         $2,360.00
--------------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of The SABRE Group Holdings, Inc. (the "Company") to pay deferred compensation in the future in accordance with the terms of The SABRE Group Holdings, Inc. Deferred Compensation Plan.

(2) Estimated solely for the purpose of determining the registration fee.

                                   PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3.  Incorporation of Documents by Reference


     The following documents previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.


     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any information or statement contained in any incorporated document shall be modified or superseded for purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any information or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities

     This Registration Statement registers $8,000,000 of Deferred
Compensation Obligations of the Company (the "Obligations"), which are to be offered to certain eligible employees of the Company pursuant to The SABRE Group Holdings, Inc. Deferred Compensation Plan (the "Plan").

     The following description of the Obligations offered hereby is qualified by reference to the text of the Plan. Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Plan.

     Under the Plan, the Company will provide eligible employees of the Company and designated subsidiaries with the opportunity to defer a specified percentage or dollar amount of their base salary and/or incentive compensation. The Obligations will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time. Upon a Change in Control, the Company is obligated to fully fund a trust in cash its obligations under the Plan. Nevertheless, thereafter the Obligations will remain unsecured general obligations of the Company.

     The amount of compensation to be deferred by each participant (the "Deferral Amount") will be determined in accordance with the Plan based on elections made by the participant. The Deferral Amount, plus or minus any adjustments thereto as described below, generally will be payable on the March 1 following termination of employment of a participant or on a date selected by the participant in accordance with the terms of the Plan. The participant may elect to receive the Deferral Amount, as adjusted, in a lump sum or annual installments commencing on such date. The Deferral Amount will be indexed to one or more investment choices chosen by each participant from a list of such choices. Each Deferral Amount will be adjusted to reflect the investment experience of the selected investment choices, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars. The Plan is unfunded, and amounts credited to Deferral Amounts are payable out of the general funds of the Company and are subject to all the risks of the Company's business.

     Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance or attachment other than by will or the laws of descent and distribution. A participant may designate persons or entities to receive his or her Deferral Amount, as adjusted, payable in the event of death.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, although the Obligations could be redeemed in case of termination of the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect any Deferral Amount, as adjusted, prior to such amendment or termination.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers, or amendments pertaining to the Obligations, and taking action upon a default.

     Item 5.  Interests of Named Experts and Counsel

     Andrew B. Steinberg has rendered an opinion as to the legality of the Obligations issuable under the Plan and being registered hereby. Mr. Steinberg is the Senior Vice President, General Counsel and Corporate Secretary of the Registrant.

     Item 6.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

     The Registrant's Bylaws provide that the Registrant will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Registrant as a director or officer of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Registrant's Bylaws further provide that the Registrant may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

     The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Registrant unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Registrant. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant will purchase and maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Registrant as a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the board of directors of the Registrant.


     Item 7.  Exemption from Registration Claimed

     Not applicable.

     Item 8.  Exhibits


     Ex. Number     Description
     ----------     -----------

     4.1            The SABRE Group Holdings, Inc. Deferred Compensation Plan.

     5.1 Opinion of Andrew B. Steinberg, Senior Vice President, General Counsel and Corporate Secretary of the Registrant.

     23.1           Consent of Andrew B. Steinberg (included as part of Exhibit
                    5.1)

     23.2           Consent of Ernst & Young LLP

     24.1           Powers of Attorney


     Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 27th day of April, 1998.

                                       THE SABRE GROUP HOLDINGS, INC.



                                       By: /s/ ANDREW B. STEINBERG
                                           ------------------------------------
                                           Andrew B. Steinberg
                                           Senior Vice President, General
                                           Counsel and Corporate Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacites and on the date indicated.



Signatures               Title                                     Date
----------               -----                                     ----
          *
----------------------   Chairman of the Board of Directors        April 27, 1998
ROBERT L. CRANDALL


          *
----------------------   President, Chief Executive Officer and    April 27, 1998
MICHAEL J. DURHAM        Director (Principal Executive Officer)


          *
----------------------   Senior Vice President, Chief Financial    April 27, 1998
T. PATRICK KELLY         Officer and Treasurer
                         (Principal Financial Officer and
                         Principal Accounting Officer)


          *
----------------------   Director                                  April 27, 1998
GERARD J. ARPEY


          *
----------------------   Director                                  April 27, 1998
ANNE H. MCNAMARA



                                      -6-


          *
----------------------   Director                                  April 27, 1998
EDWARD A. BRENNAN


          *
----------------------   Director                                  April 27, 1998
DEE J. KELLY


          *
----------------------   Director                                  April 27, 1998
GLENN W. MARSCHEL


          *
----------------------   Director                                  April 27, 1998
RICHARD L. THOMAS


     *
----------------------   Director                                  April 27, 1998
PAUL C. ELY



----------------------   Director                                  April 27, 1998
ROBERT L. MARTIN


*By: /s/ Andrew B. Steinberg
     ---------------------------
     Andrew B. Steinberg
     Attorney-in-Fact

                               INDEX TO EXHIBITS


      Ex. Number     Description
      ----------     -----------

      4.1            The SABRE Group Holdings, Inc. Deferred Compensation Plan.


      5.1 Opinion of Andrew B. Steinberg, Senior Vice President, General Counsel and Corporate Secretary of the Registrant.


      23.1           Consent of Andrew B. Steinberg (included as part of Exhibit
                     5.1)


      23.2           Consent of Ernst & Young LLP


      24.1           Powers of Attorney




                                      -8-